UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	June 20, 2008

OSAGE BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

Maryland	1-33224	32-0181888
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

239 East Main Street, Pawhuska, Oklahoma	74056
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(918) 287-2919

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

OSAGE BANCSHARES, INC.

INFORMATION TO BE INCLUDED IN REPORT

Item 2.06.	Material Impairments

The Registrant has determined that during the quarter ended June 30, 2008, the Registrant will be recognizing a non-cash impairment charge on its $12.4 million holding in the Shay AMF Ultra-Short Mortgage Fund, a mutual fund investing primarily in short-term agency mortgage-backed securities and private label mortgage-backed securities. The mutual fund investment is considered available-for-sale, and is adjusted to its market value through shareholders’ equity as its net asset value changes. Due to the decline in the net asset value of the mutual fund over the last quarter, the Registrant has identified the impairment as other-than-temporary. The Registrant has the intent and the ability to hold the fund.

The decline in value is not attributable to credit losses of the underlying securities in the mutual fund, but is instead a reflection of downgrades of the securities in the fund’s portfolio by one or more of the three major rating agencies, and general market conditions for private label mortgage-backed securities. The Registrant does not anticipate any material cash expenditures in the future as a result of this impairment.

Based upon the current price of the fund, the Registrant anticipates a pretax charge of approximately $1.3 million, and an after–tax charge of approximately $782,000 ($0.25 and $0.24 per share on a primary and fully diluted basis, respectively).

Statements contained in this report, which are not historical facts are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Registrant with the Securities and Exchange Commission from time to time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OSAGE BANCSHARES, INC.
Date: June 20, 2008	By:	/s/ Mark S. White
Mark S. White President and Chief Executive Officer